EXHIBIT 3.

    OPINION OF COUNSEL AS TO THE LEGALITY OF THE SECURITIES BEING REGISTERED

                                 PFL Letterhead

May 27, 1999

Board of Directors
PFL Life Insurance Company
Legacy Builder Variable Life Separate Account
4333 Edgewood Road, NE
Cedar Rapids, Iowa  52499

Gentlemen:

In my capacity as Vice President and Division General Counsel of PFL Life Insurance Company ("PFL"), I have participated in the preparation and review of Pre-Effective Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-68087) filed with the Securities and Exchange Commission under the Securities Act of 1933 for the registration of both individual and joint survivorship modified single premium variable life insurance policies (the "Policies") to be issued with respect to the Legacy Builder Variable Life Separate Account (the "Account"). The Account was established on November 20, 1998 by the Board of Directors of PFL as a separate account for assets applicable to the Policies, pursuant to the provisions of Section 490.821 of the Iowa Business Corporation Act.

I am of the following opinion:

1. PFL has been duly organized under the laws of Iowa and is a validly existing corporation.

2. The Account has been duly created and is validly existing as a separate account pursuant to the aforesaid provision of Iowa law.

3. Section 490.821 of the Iowa Business Corporation Act provides that the portion of the assets of the Account equal to the reserves and other liabilities for variable benefits under the Policies is not chargeable with liabilities arising out of any other business PFL may conduct. Assets allocated to the fixed account under the Policies, however, are part of PFL's general account and are subject to PFL's general liabilities from business operations.

4. The Policies, when issued as contemplated by the Registration Statement, will be legal and binding obligations of PFL in accordance with their terms.

In arriving at the foregoing opinion, I have made such examination of law and examined such records and other documents as I judged to be necessary or appropriate.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ FRANK A. CAMP
-------------------------------
Frank A. Camp
Vice President and Division
General Counsel